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EXHIBIT 99.1

                                  PRESS RELEASE

January 31, 2001 - All Star Gas Corporation announced today that it has extended the period during which the Offer to Exchange (the "Offer") dated November 2, 2000 with respect to its 12 7/8% Senior Secured Notes due 2000 (the "Senior Notes") is open.

         The Offer expires at 5:00 p.m., Eastern Standard time, on February 16, 2001 (the "Expiration Date"). As of 5:00 p.m., Eastern Standard time, December 1, 2000, the entire $50,880,000 outstanding principal amount of the Senior Notes had been tendered, and as of 9:00 a.m., Eastern Standard time, January 30, 2001, $120,000 of the tenders of the Senior Notes had been withdrawn. Tenders of Senior Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

         All Star Gas Corporation also announced today that it has extended the period during which the Offer to Exchange and the Consent Solicitation (collectively, the "Offer") dated June 30, 2000 with respect to its 9% Subordinated Debentures due 2007 (the "Subordinated Notes") is open.

         The Offer expires at 5:00 p.m., Eastern Standard time, on February 28, 2001 (the "Expiration Date"). Through January 30, 2001, approximately $3,564,500 principal amount of the Subordinated Notes have been tendered. Tenders of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

         This press release contains statements that are forward looking. These statements are not projections or assured results.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417- 532-3103.